Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
MSTI Holdings, Inc.
Hawthorne, New Jersey

We hereby consent to the inclusion in this Amendment No. 2 to Form SB-2 Registration Statement of MSTI Holdings, Inc. our report dated April 5, 2007, with respect to the balance sheet of Microwave Satellite Technologies, Inc. as of December 31, 2006 and 2005, and the related statements of stockholders’ equity, losses and cash flows for the years ended December 31, 2006 and 2005, which report appears on Form 8-K of MSTI Holdings, Inc. filed with the Securities and Exchange Commission on May 29, 2007.

/s/RBSM LLP
Certified Public Accountants

New York, New York
October 3, 2007